Exhibit 10.1

Amended and Restated Stock Exchange Agreement

by and among

Reliance Global Group, Inc.,

Jonathan S. Spetner

Agudath Israel of America

and

Spetner Associates, Inc.

Exhibits

Exhibit A-1(a)	Stock Power for First Closing – Jonathan Spetner
Exhibit A-1(b)	Stock Power for First Closing – Agudath Israel of America
Exhibit A-2	Stock Power for Second Closing – Jonathan Spetner
Exhibit B	Form of Promissory Note

Amended and Restated Stock Exchange Agreement

Dated as of September 6, 2024

This Amended and Restated Stock Exchange Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) Reliance Global Group, Inc., a Florida corporation (the “Company”); (ii) Spetner Associates, Inc., a Missouri corporation (“SAI”); (iii) Jonathan Spetner (“Mr. Spetner”); and (iv) Agudath Israel of America, a New York corporation (“Agudath”). Mr. Spetner and Agudath may be referred to herein collectively as the “Sellers” and each individually as a “Seller”). Each of SAI and the Sellers may be referred to collectively herein as the “SAI Parties” and separately as a “SAI Party”. Each of the Company and each SAI Party may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, the Parties and Michelle Spetner (“Mrs. Spetner”) are all of the parties to that certain Stock Exchange Agreement, dated as of May 14, 2024 (the “Original Agreement”);

WHEREAS, the Parties and Mrs. Spetner now desire to amend and restate the Original Agreement as set forth herein to reflect certain changes in circumstances since the execution of the Original Agreement, and pursuant to Section 10.12 of the Original Agreement, the Original Agreement may be so amended and restated in writing;

WHEREAS, Mrs. Spetner will not be a party to the Transactions following the execution of this Agreement, but joins this Agreement for the limited purpose of consent to the amendment and restatement of the Original Agreement as set forth herein;

WHEREAS, pursuant to the terms and conditions herein, the Company agrees to acquire from the Sellers certain or all of the issued and outstanding Equity Securities (as defined below) of SAI, all of which are held beneficially and of record by the Sellers, as set forth herein;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, the Original Agreement is hereby amended and restated in its entirety to provide as set forth herein, and it is hereby agreed as follows:

Article I. Definitions and Interpretations

Section 1.01 Definitions.The following terms, as used herein, have the following meanings

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(d)	“Agudath First Closing Stock Power” has the meaning set forth in Section 2.05(e).

(e)	“Agudath Note” has the meaning set forth in Section 2.02(b)(ii).

(f)	“Agudath Organizational Documents” has the meaning set forth in Section 4.01.

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(g)	“Agudath” has the meaning set forth in the introductory paragraph hereto.

(h)	“Arbitrator” has the meaning set forth in Section 10.03(a).

(i)	“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

(j)	“Ben Manage” has the meaning set forth in Section 2.04(e).

(k)	“Benefit Counselors” has the meaning set forth in Section 3.01(o).

(l)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Florida are authorized or required by law or executive order to close.

(m)	“Cap” has the meaning set forth in Section 9.08(a).

(n)	“Cash Payment” has the meaning set forth in Section 2.02(b)(i).

(o)	“Closing Date” means either the First Closing Date or the Second Closing Date, as applicable.

(p)	“Closing” has the meaning set forth in Section 2.04(a).

(q)	“Code” means the Internal Revenue Code of 1986, as amended.

(r)	“Company Annual Meeting” has the meaning set forth in Section 2.03(a).

(s)	“Company Board” means the Board of Directors of the Company.

(t)	“Company Common Stock” has the meaning set forth in Section 2.02(a).

(u)	“Company Indemnified Party” has the meaning set forth in Section 9.01.

(v)	“Company Organizational Documents” has the meaning set forth in Section 6.01.

(w)	“Company” has the meaning set forth in the introductory paragraph hereto.

(x)	“Contract” means all contracts, agreements, leases (including equipment leases, car leases and capital leases, licenses, commitments, client contracts, statements of work), sales and purchase orders and similar instruments, oral or written.

(y)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, with “Controlled”, “Controlling” and “under common Control with” have correlative meanings; and provided that, without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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(z)	“Depreciation Expense” has the meaning set forth in Section 2.01(h).

(aa)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of a Person or obligating such Person to issue or sell any of its Equity Securities.

(bb)	“DGCL” means the Delaware General Corporation Law.

(cc)	“Direct Claim” has the meaning set forth in Section 9.04(c).

(dd)	“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article IV.

(ee)	“Dispute” has the meaning set forth in Section 10.02(a).

(ff)	“Disqualification Event” has the meaning set forth in Section 4.39.

(gg)	“Divestiture” has the meaning set forth in Section 2.04(g).

(hh)	“Due Diligence Period” has the meaning set forth in Section 7.04.

(ii)	“EBITDA” has the meaning set forth in Section 2.01(f).

(jj)	“Effective Date” has the meaning set forth in the introductory paragraph hereto.

(kk)	“Employment Agreement” has the meaning set forth in Section 2.04(d).

(ll)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(mm)	“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(nn)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(oo)	“Excluded Business” has the meaning set forth in Section 2.04(g).

(pp)	“Financial Statements” has the meaning set forth in Section 4.19(a).

(qq)	“Financing” means any equity or debt acquisition financing made to or for the account of the Company the proceeds of which are to be applied to payment of the First Purchase Price or the Second Purchase Price, as applicable, and to transaction expenses and to provide working capital to the Company for the business of the Company and SAI.

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(rr)	“First Closing Date” has the meaning set forth in Section 2.04(b).

(ss)	“First Closing Shares” has the meaning set forth in Section 2.01(c).

(tt)	“First Closing” has the meaning set forth in Section 2.04(b).

(uu)	“First Payment Shares” has the meaning set forth in Section 2.02(a).

(vv)	“First Purchase Price” has the meaning set forth in Section 2.01(d).

(ww)	“First Termination Date” means November 10th, 2024.

(xx)	“GAAP” means generally accepted accounting principles, consistently applied.

(yy)	“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the Ordinary Course of Business), (e) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

(zz)	“Indemnified Party” has the meaning set forth Section 9.04.

(aaa)	“Indemnifying Party” has the meaning set forth Section 9.04.

(bbb)	“Intellectual Property Registrations” has the meaning set forth in Section 4.29(d).

(ccc)	“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

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(ddd)	“Investors” has the meaning set forth in Section 2.09.

(eee)	“Issuer Covered Person” has the meaning set forth in Section 4.39.

(fff)	“Knowledge of SAI and Mr. Spetner” means the knowledge, after and assuming due inquiry, of (i) Mr. Spetner or (ii) of any director or executive officer of SAI.

(ggg)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(hhh)	“Liabilities” means any liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or un-matured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense.

(iii)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(jjj)	“Losses” and “Loss” has the meaning set forth in Section 9.01.

(kkk)	“Material Adverse Effect”, with respect to any Person, means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Person, or (b) the ability of such Person to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which such Person operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect on a subject Person has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its business.

(lll)	“Material Contracts” has the meaning set forth in Section 4.16(a).

(mmm)	“Mediator” has the meaning set forth in Section 10.02(a).

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(nnn)	“Mr. Spetner” has the meaning set forth in the introductory paragraph hereto.

(ooo)	“Mrs. Spetner” has the meaning set forth in the recitals.

(ppp)	“Nasdaq” means the Nasdaq Stock Market LLC (The Nasdaq Capital Market).

(qqq)	“Net Income” has the meaning set forth in Section 2.01(g).

(rrr)	“Notes” means the Agudath Note and the Spetner Note.

(sss)	“Nroll” has the meaning set forth in Section 3.01(o).

(ttt)	“Offering” has the meaning set forth in Section 2.09.

(uuu)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Authority.

(vvv)	“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of normal day-to-day operations of the business of such Person consistent with past custom and practice; provided, that in no event shall any breach of Law or violation of any permits, approvals, licenses, permits, consents, authorizations, qualifications, orders and certificates from Authorities necessary to conduct the business of such Person be considered ordinary or usual course of normal day-to-day operations of the business of such Person.

(www)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(xxx)	“Payment Shares” has the meaning set forth in Section 2.02(e).

(yyy)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Authority.

(zzz)	“Permitted Lien” means (i) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of SAI so encumbered, either individually or in the aggregate, and (C) that not resulting from a breach, default or violation any SAI Party of any Contract or Law; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to GAAP).

(aaaa)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(bbbb)	“Proxy Statement” has the meaning set forth in Section 2.03(a).

(cccc)	“Regulation S” has the meaning set forth in Section 5.07(g).

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(dddd)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(eeee)	“Required Company Shareholder Approval” has the meaning set forth in Section 3.01(i).

(ffff)	“Retained Business” has the meaning set forth in Section 2.04(g).

(gggg)	“Rule 144” has the meaning set forth in Section 5.07(g).

(hhhh)	“SAI Board” means the Board of Directors of SAI.

(iiii)	“SAI Common Stock” has the meaning set forth in Section 2.01.

(jjjj)	“SAI Entities” has the meaning set forth in Section 4.11.

(kkkk)	“SAI Indemnified Party” has the meaning set forth in Section 9.02.

(llll)	“SAI Organizational Documents” has the meaning set forth in Section 4.01.

(mmmm)	“SAI Party” and “SAI Parties” have the meanings set forth in the introductory paragraph hereto.

(nnnn)	“SAI” has the meaning set forth in the introductory paragraph hereto.

(oooo)	“SEC Reports” has the meaning set forth in the introductory paragraph to Article VI.

(pppp)	“SEC” means the U.S. Securities and Exchange Commission.

(qqqq)	“Second Closing Date” has the meaning set forth in Section 2.04(c).

(rrrr)	“Second Closing Shares” has the meaning set forth in Section 2.01(c).

(ssss)	“Second Closing” has the meaning set forth in Section 2.04(c).

(tttt)	“Second Purchase Price” has the meaning set forth in Section 2.01(d).

(uuuu)	“Second Termination Date” means the date which is the three Business Days following the three-year anniversary of the First Closing Date.

(vvvv)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(wwww)	“Securities” has the meaning set forth in Section 5.07(a).

(xxxx)	“Seller” and “Sellers” have the meanings set forth in the introductory paragraph hereto.

(yyyy)	“Shares” has the meaning set forth in Section 2.01.

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(zzzz)	“Spetner First Closing Stock Power” has the meaning set forth in Section 2.05(d).

(aaaaa)	“Spetner Note” has the meaning set forth in Section 2.02(b)(iv).

(bbbbb)	“Spetner Second Closing Stock Power” has the meaning set forth in Section 2.07(a).

(ccccc)	“Subsidiary” or “Subsidiaries” means one or more entities of which any of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

(ddddd)	“Tangible Personal Property” has the meaning set forth in Section 4.30.

(eeeee)	“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

(fffff)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any Liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(ggggg)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(hhhhh)	“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(iiiii)	“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

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(jjjjj)	“Third-Party Claim” has the meaning set forth in Section 9.04(a).

(kkkkk)	“Total Interest Expense” has the meaning set forth in Section 2.01(i).

(lllll)	“Transaction Documents” means this Agreement, the Employment Agreement (assuming the First Closing occurs), the Spetner First Closing Stock Power, the Agudath First Closing Stock Power, the Spetner Second Closing Stock Power, the Agudath Note, the Spetner Note, any promissory note utilized to pay any portion of the Second Purchase Price, if applicable, and any other certificate, agreement or document entered into or delivered in connection with the transactions as contemplated herein or therein.

(mmmmm)	“Transactions” means the transactions contemplated by the Transaction Documents.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. The Transactions

Section 2.01 Acquisition; Purchase Price.

(a)	The Sellers represent and warrant that the Sellers hold, collectively, 100 shares of common stock, par value $1.00 per share of SAI (the “SAI Common Stock”), which shares of SAI Common Stock (the “Shares”) represent 100% of the issued and outstanding Equity Securities of SAI.

(b)	On the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell, assign, transfer and deliver to the Company, free and clear of all Liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, some or all of the Shares, as set forth herein.

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(c)	The Shares shall, subject to the terms and conditions herein, be acquired by the Company in two Closings (as defined below), with the Company to acquire 80% of the Shares, being eighty (80) Shares (the “First Closing Shares”) at the First Closing (as defined below), and with the Company to have the option to acquire the remaining 20% of the Shares, being the remaining twenty (20) Shares (the “Second Closing Shares”) at the Second Closing (as defined below). Fifteen (15) of the First Closing Shares shall be acquired first from Agudath, sixty five (65) of the First Closing Shares shall be acquired from Mr. Spetner, and the Second Closing Shares shall be acquired from Mr. Spetner. Each of the Closings shall be subject to the satisfaction or waiver of the conditions to such Closing as set forth herein, and the occurrence of the Second Closing shall be at the sole option of the Company, to be elected in the sole discretion of the Company.

(d)	Subject to the provisions herein, the purchase price for the First Closing Shares shall be $13,714,286.00 (the “First Purchase Price”). At the First Closing, and subject thereto, the First Purchase Price shall be paid to the Sellers, collectively, as set forth in Section 2.02.

(e)	Subject to the provisions herein, the purchase price for the Second Closing Shares shall be an amount equal to the product of (i) ten (10) and (ii) 20% of SAI’s final annual EBIDTA for the most recently completed fiscal year prior to the fiscal year in which the Second Closing is occurring (the “Second Purchase Price”). At the Second Closing, and subject thereto, the Second Purchase Price shall be paid to Mr. Spetner as set forth in Section 2.02.

(f)	For purposes herein, “EBITDA” shall be determined by the Company, and means with respect to SAI for any period, the Net Income (as defined below) of SAI;

(i)	plus, without duplication and to the extent reflected as a charge in the statement of income included in the financial statements of SAI:

(1)	all amounts deducted in the calculation thereof in respect of Depreciation Expense (as defined below), and current and deferred taxes;

(2)	Total Interest Expense (as defined below);

(3)	all unrealized hedging losses; and

(4)	non-cash stock-based compensation expenses (options, performance stock units, deferred stock units) and any extraordinary, non-recurring or unusual expenses or losses (including, whether or not otherwise includable as a separate item in such statement of income, losses on sales outside of the ordinary course of business or on sales of property of a Credit Party which is leased back to any Credit Party);

(ii)	less, without duplication and to the extent reflected as a credit in such statement of net income:

(1)	any reduction of income taxes;

(2)	all unrealized hedging gains; and

(3)	any extraordinary, non-recurring or unusual income or gains (including, whether or not otherwise includable as a separate item in such statement of income, gains on sales outside of the ordinary course of business or on sales of property by SAI that are leased back to SAI).

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(g)	“Net Income” shall mean with respect to SAI for any period, the net revenue of SAI for such period on a consolidated basis, less all expenses and other charges not otherwise deducted in computing such net revenue for such period, determined in accordance with GAAP, but excluding extraordinary items as determined in accordance with GAAP.

(h)	“Depreciation Expense” means, for any period with respect to SAI, depreciation, amortization, depletion and other like reductions to income of SAI for such period not involving any outlay of cash.

(i)	“Total Interest Expense” means, with respect to SAI for any period, without duplication, the aggregate amount of interest and other financing charges expensed by SAI on account of such period with respect to any indebtedness of SAI including interest, discount financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit, letters of guarantee and bankers’ acceptance financing, standby fees, the interest component of capital leases and net payments (if any) pursuant to hedge arrangements involving interest, but excluding any amount, such as amortization of debt discount and expenses, that would qualify as Depreciation Expense and the amount reflected in Net Income for such period in respect of gains (or losses) attributable to translation of indebtedness from one currency to another currency, all as determined on a consolidated basis in accordance with GAAP.

Section 2.02 Consideration.

(a)	Notwithstanding the portion of the First Closing Shares acquired from each Seller at the First Closing, the Parties acknowledge and agree that the First Purchase Price shall be apportioned between, and paid to, the Sellers as set forth in this Section 2.02.

(b)	If and when the First Closing occurs, the First Purchase Price shall be paid as follows:

(i)	$5,500,000 of the First Purchase Price (the “Cash Payment”), shall be paid to Mr. Spetner;

(ii)	$2,500,000 of the First Purchase Price shall be paid to Agudath via the issuance to Agudath of a promissory note of the Company in the form as attached hereto as Exhibit B in the aggregate principal amount of $2,500,000 (the “Agudath Note”);

(iii)	An additional portion of the First Purchase Price shall be paid to Mr. Spetner via the issuance to Mr. Spetner of shares of common stock, par value $0.086 per share, of the Company (the “Company Common Stock”) as determined pursuant to the provisions of Section 2.02(c); and

(iv)	If required pursuant to the remaining provisions of Section 2.02(c), any remaining portion of the First Purchase Price not paid pursuant to the provisions of Section 2.02(b)(i), Section 2.02(b)(ii) and Section 2.02(b)(iii) shall be paid to Mr. Spetner via the issuance to Mr. Spetner of a promissory note of Company in the form attached hereto as Exhibit B (the “Spetner Note”).

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(c)	The determination as to the number of shares of Company Common Stock to be issued to Mr. Spetner pursuant to Section 2.02(b)(iii) and the principal amount of the Spetner Note to be issued to Mr. Spetner pursuant to Section 2.02(b)(iv) shall be determined as follows:

(i)	The Parties acknowledge and agree that the Company will be undertaking the Offering (as defined below) following the Effective Date. At the First Closing, the Company will issue to Mr. Spetner a number of shares of Common Stock such that Mr. Spetner, together with Mr. Spetner’s Affiliates, and any other Persons acting as a group together with Mr. Spetner or any of Mr. Spetner’s Affiliates, jointly, following the First Closing, have beneficial ownership of up to 9.9% of the Common Stock, as reasonably determined by the Company (subject to the limitation below, the “First Payment Shares”), provided that in no event shall the First Payment Shares constitute a number of shares of Common Stock in excess of the number of shares of Common Stock as held beneficially by Ezra Beyman as of the First Closing Date. The First Payment Shares shall be ascribed a value based on the Nasdaq Official Closing Price as reported on nasdaq.com as of the last trading day immediately prior to the First Closing Date, and provided that in the event that that the Company is not listed on any tier of the Nasdaq Stock Market as of the First Closing Date, then the First Payment Shares shall be ascribed a value based on the VWAP (as defined below). For purposes herein, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

(ii)	With respect to any balance of the First Purchase Price that is not paid for via payment of the Cash Payment, the issuance of the Agudath Note or represented by the First Payment Shares (i.e., the First Purchase Price, less the $5,500,000 Cash Payment, less the $2,500,000 principal value of the Agudath Note, less the value of the First Payment Shares as determined pursuant to Section 2.02(c)(i)), such remaining balance of the First Purchase Price shall be paid to Mr. Spetner via the issuance to Mr. Spetner of the Spetner Note, with an initial principal amount equal to such remaining balance of the First Purchase Price.

(d)	If and when the Second Closing occurs, the Second Purchase Price may be paid in cash, via issuance of a promissory note, in form and substance as agreed to by the Parties, or via the issuance to Mr. Spetner of a number of shares of Company Common Stock, or any combination thereof, as agreed to by the Parties, with the shares of Company Common Stock to be valued for such purposes based on the Nasdaq Official Closing Price as reported on nasdaq.com as of the last trading day immediately prior to the Second Closing Date, and provided that in the event that that the Company is not listed on any tier of the Nasdaq Stock Market as of the Second Closing Date, then the shares of Company Common Stock to be valued for such purposes based on the VWAP as of the Second Closing Date. In the event that the Parties cannot agree on the form of consideration for the Second Purchase Price as of the time as of the Second Closing, the Second Purchase Price shall be paid in cash. The Second Purchase Price shall be paid to Mr. Spetner in such form and amounts as agreed by the Company and Mr. Spetner.

(e)	Any shares of Company Common Stock issued to the Sellers in payment of the First Purchase Price or the Second Purchase Price are referred to collectively as the “Payment Shares”.

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(f)	For purposes herein, the term “VWAP” shall mean for any date, the price determined by the first of the following clauses that applies:

(i)	If the Company Common Stock is then listed for trading on a United States or Canadian national securities exchange or the OTC Markets (as applicable, the “Trading Market”), then the volume-weighted average (rounded to the nearest $0.0001) closing price of the Company Common Stock on such Trading Market during the 20 Trading Day (as defined below) period immediately prior to the applicable measurement date, as reported by such Trading Market or other reputable source;

(ii)	if the Company Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Company Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Company Common Stock so reported; and

(iii)	if the VWAP cannot be calculated for such security on such date on bases as set forth in Section 2.02(f)(i) or Section 2.02(f)(i), the VWAP of such security on such date shall be the fair market value of such security as mutually determined in good faith by the Board of Directors of the Company after taking into consideration factors that it may deem appropriate.

(g)	All such determinations of the VWAP as set forth in Section 2.02(f)(i) or Section 2.02(f)(i) shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period. For purposes herein, “Trading Day” means any day on which the Company Common Stock is traded on the Trading Market or is otherwise reported on “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) or a similar organization or agency succeeding to its functions of reporting prices.

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Section 2.03 Proxy Statement.

(a)	If determined to be required by the Company, as promptly as practicable after the Effective Date, but subject to the prior completion of the condition to the First Closing as set forth in Section 3.01(o), the Company shall prepare with the assistance, cooperation and commercially reasonable efforts of SAI and the Sellers, and file with the SEC a proxy statement of the Company on Schedule 14A pursuant to the Exchange Act or other applicable form as determined by the Company (the “Proxy Statement”) for the purpose of soliciting proxies from the Company shareholders for the matters to be acted upon at the Company Annual Meeting (as defined below). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Company shareholders to vote, at the annual general meeting of Company shareholders to be called and held in 2024 (the “Company Annual Meeting”), in favor of resolutions approving (i) the adoption and approval of the issuance of the Payment Shares, the Agudath Note, the Spetner Note and the shares of Company Common Stock to be issued in the Offering, and the approval and adoption of this Agreement and Transaction Documents and the Transactions Overall, by the holders of Company Common Stock in accordance with the Company Organizational Documents, the DGCL, and the rules and regulations of the SEC and Nasdaq, and (ii) such other matters as the Company shall hereafter determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) and (ii), collectively, the “Company Shareholder Approval Matters”), (iii) such other matters as determined by the Company to be submitted to the Company shareholders at the Company Annual Meeting; and (iv) the adjournment of the Company Annual Meeting, if necessary or desirable in the reasonable determination of the Company. If on the date for which the Company Annual Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to obtain the Required Company Shareholder Approval (as defined below), whether or not a quorum is present, the Company may make one or more successive postponements or adjournments of the Company Annual Meeting. In connection with the Proxy Statement, the Company and SAI will file with the SEC financial and other information in accordance with applicable Law and applicable proxy solicitation rules set forth in the Company Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. SAI and the Sellers shall provide the Company with such information concerning SAI, Nroll, Benefit Counselors, and the Sellers and SAI’s officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by SAI or the Sellers shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by SAI or the Sellers). If required by applicable SEC rules or regulations, such financial information provided by SAI or the Sellers must be reviewed or audited by the Company’s auditors. The Company will use all commercially reasonable efforts to cause the Proxy Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Proxy Statement effective as long as is necessary to consummate the Transactions.

(b)	Each Party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, SAI and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Company shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and the Company shall cause the Proxy Statement to be disseminated to the Company’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Company Organizational Documents.

(c)	As soon as practicable following the Proxy Statement “clearing” comments from the SEC and being declared effective by the SEC, the Company shall distribute the Proxy Statement to the Company’s shareholders, and, pursuant thereto, shall call the Company Annual Meeting in accordance with the DGCL and the Company Organizational Documents.

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Section 2.04 Closings; Employment Agreement; Additional Actions

(a)	The closing of the Transactions shall occur at two separate closings (each, a “Closing”), subject to the terms and conditions as set forth herein.

(b)	The first Closing hereunder (the “First Closing”) shall occur on second Business Day following the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 3.01, Section 3.02 and Section 3.03, or at such other date, time or place as the Parties may agree (the date and time at which the First Closing is actually held being the “First Closing Date”), via the exchange of electronic documents and other items as required herein. At the First Closing, the Sellers shall transfer to the Company the First Closing Shares and the Company shall pay to the Sellers the First Purchase Price.

(c)	The Second Closing hereunder (the “Second Closing”) shall occur only if so elected to occur by the Company in its sole discretion, and if so elected by the Company shall occur on a date prior to the third annual anniversary of the First Closing Date, to be selected by the Company at any time prior to such third annual anniversary of the First Closing Date (the date and time at which the Second Closing is actually held being the “Second Closing Date”), via the exchange of electronic documents and other items as required herein. At the Second Closing, Mr. Spetner shall transfer to the Company the Second Closing Shares and the Company shall make the payments or issuances as set forth in Section 2.02(d), subject to the remaining provisions herein.

(d)	At the First Closing, SAI and Mr. Spetner shall enter into the employment agreement in the form and substance as agreed to by the Company, SAI and Mr. Spetner (the “Employment Agreement”), which will provide that Mr. Spetner will be engaged as the Chief Executive Officer of SAI. If and when signed, the Employment Agreement shall be interpreted and enforced independently of this Agreement, other than as specifically set forth in the Employment Agreement.

(e)	At the First Closing, the Company shall enter into a Service Agreement by and between the Company and BenManage Ltd. (“Ben Manage”) in the form as agreed to by and between the Company and Ben Manage (the “Service Agreement”), pursuant to which Ben Manage shall transfer certain intellectual property and other assets to SAI and pursuant to which Ben Manage shall provide certain services to the Company and SAI following the First Closing. If and when signed, the Service Agreement shall be interpreted and enforced independently of this Agreement, other than as specifically set forth in the Service Agreement.

(f)	The Parties acknowledge and agree that any cash or other receivables received by SAI following the First Closing shall not be disbursed to the Sellers, but shall remain in SAI for its use and its operations.

(g)	The Parties acknowledge and agree that, prior to the First Closing, SAI shall move or divest the individual life insurance operations and the life settlement business operations (collectively, the “Excluded Business”) from SAI, with the form and conditions of such move and divestiture of the Excluded Business (the “Divestiture”) to be subject to the reasonable approval of each of the Parties. The business and operations of SAI remaining in SAI following the Divestiture is referred to as the “Retained Business”). The Parties further acknowledge and agree that (i) the representations and warranties of the SAI Parties as set forth herein shall apply to SAI and its operations of the Retained Business, (ii) that the consummation of the Divestiture shall not result in a breach of any of the covenants or agreements of the SAI Parties herein, subject to the reasonable approval of the Parties as to form and conditions as set forth above; and (ii) following the consummation of the Divestiture, the Parties shall reasonably cooperate to determine any modifications to the Purchase Price or the terms and conditions of this Agreement as required as a result thereof.

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Section 2.05 SAI Deliverables at the First Closing. At the First Closing, SAI or the Sellers, as applicable, shall deliver to the Company the following:

(a)	Agudath shall deliver to the Company a copy of the Agudath Note, duly executed by an authorized officer of Agudath;

(b)	If the Spetner Note is being issued at the First Closing, Mr. Spetner shall deliver to the Company a copy of the Spetner Note, duly executed by Mr. Spetner;

(c)	Mr. Spetner shall deliver to the Company a copy of the Employment Agreement, duly executed by Mr. Spetner;

(d)	Mr. Spetner shall deliver to the Company the stock power in the form as attached hereto as Exhibit A-1(a) (the “Spetner First Closing Stock Power”), duly completed and executed by Mr. Speter to transfer to the Company the 65 First Closing Shares being sold by Mr. Spetner to the Company at the First Closing;

(e)	Agudath shall deliver to the Company the stock power in the form as attached hereto as Exhibit A-1(b) (the “Agudath First Closing Stock Power”), duly completed and executed by an authorized officer of Agudath to transfer to the Company the 15 First Closing Shares being sold by Agudath to the Company at the First Closing;

(f)	SAI shall deliver to the Company a certificate of the Chief Executive officer of SAI and of the Sellers, dated as of the First Closing Date, and:

(i)	certifying that the conditions set forth in Section 3.02(a) and Section 3.02(c) have been satisfied and that the statements therein are true and correct as of the First Closing Date;

(ii)	attaching a certificate of status issued by the Missouri Secretary of State for each of SAI, Nroll and Benefit Counselors, each dated as of a date within 5 days of the First Closing Date;

(iii)	attaching a certificate of status issued by the New York Secretary of State for Agudath, dated as of a date within 5 days of the First Closing Date, and

(iv)	attaching and certifying the updated versions of Section 4.13 of the Disclosure Schedules and Section 4.14 of the Disclosure Schedules, as required pursuant to Section 3.02(g); and

(g)	SAI shall deliver to the Company a copy of the Service Agreement, duly executed by Jonathan Spetner.

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Section 2.06 Company Deliverables at the First Closing. At the First Closing, the Company shall:

(a)	Deliver to Agudath a copy of the Agudath Note, duly executed by an authorized officer of the Company;

(b)	If the Spetner Note is being issued at the First Closing, a copy of the Spetner Note, duly executed by an authorized officer of the Company;

(c)	Deliver to Mr. Spetner a copy of the Employment Agreement, duly executed by an authorized officer of SAI;

(d)	Deliver to Mr. Spetner a copy of the Service Agreement, duly executed by an authorized officer of the Company;

(e)	Pay the Cash Payment to Mr. Spetner via wire transfer to an account as designated by the Mr. Spetner and issue to the Mr. Spetner the First Payment Shares in book entry form;

(f)	Deliver to the Sellers a certificate of the Secretary of the Company, dated as of the First Closing Date, and:

(i)	certifying that the conditions set forth in Section 3.03(a) and Section 3.03(c) have been satisfied and that the statements therein are true and correct as of the First Closing Date; and

(ii)	attaching a certificate of status issued by the Florida Secretary of State for the Company, dated as of a date within 5 days of the First Closing Date.

Section 2.07 SAI Deliverables at the Second Closing. At the Second Closing, the Sellers shall deliver to the Company the following:

(a)	Mr. Spetner shall deliver to the Company the stock power in the form as attached hereto as Exhibit A-2 (the “Spetner Second Closing Stock Power”), duly completed and executed by Mr. Spetner to transfer to the Company the Second Closing Shares being sold by Mr. Spetner to the Company at the Second Closing; and

(b)	a certificate of the Sellers, dated as of the Second Closing Date, and certifying that the conditions set forth in Section 3.02(a) and Section 3.02(c) have been satisfied and that the statements therein are true and correct as of the Second Closing Date.

Section 2.08 Company Deliverables at the Second Closing. At the Second Closing, the Company shall:

(a)	If applicable, pay any portion of the Second Purchase Price that is being paid in cash Price to Mr. Spetner via wire transfer to an account as designated by Mr. Spetner, to be paid to Mr. Spetner as agreed and determined pursuant to Section 2.02(d);

(b)	If applicable, issue to Mr. Spetner the portion of the Second Purchase Price which is being paid via the issuance of Payment Shares, in book entry form, to be issued to Mr. Spetner as agreed and determined pursuant to Section 2.02(d);

(c)	If applicable, issue to Mr. Spetner a promissory note for the portion of the Second Purchase Price which is being paid via the issuance of such promissory note, to be issued to Mr. Spetner as agreed and determined pursuant to Section 2.02(d); and

(d)	Deliver to the Sellers a certificate of the Secretary of the Company, dated as of the Second Closing Date, and:

(i)	certifying that the conditions set forth in Section 3.03(a) and Section 3.03(c) have been satisfied and that the statements therein are true and correct as of the Second Closing Date; and

(ii)	attaching a certificate of status issued by the Florida Secretary of State for the Company, dated as of a date within 5 days of the Second Closing Date.

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Section 2.09 Company Offering. The Parties acknowledge and agree that, following the Effective Date, the Company shall undertake a private or a public offering of Company Common Stock (the “Offering”), with the goal to raise approximately $10,000,000 in net proceeds to the Company from the investors therein (the “Investors”). The representations and warranties of the Company as set forth herein shall be deemed automatically updated as required as a result of the Offering and any issuance of shares of Company Common Stock to the Investors pursuant to the Offering.

Section 2.10 Tax Treatment.

(a)	For Federal income tax purposes, it is intended that Transactions, shall, collectively, qualify as a reorganization under the provisions of Section 351 of the Code, provided that Parties each acknowledge and agree that no Party, and no Representative of any Party, is making any warranties, assurances or guarantees as to the treatment or characterization or effects of the Transactions, or on any Party or other Person as a result of the Transactions, as a result of any Laws related to Taxes.

(b)	Notwithstanding the foregoing Section 2.10(a), the Company shall take commercially reasonable steps to ensure that Sellers and all shareholders of the Company transferring money or other property to the Company to facilitate the Transactions herein shall own immediately after the First Closing, at least 80 percent of the total combined voting power of all classes of stock of the Company entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the Company.

Section 2.11 Additional Documents. At and following each of the Closings, each of the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to or following the applicable Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.12 Financial Reporting. At the First Closing, SAI’s accounting and reporting will be required to align with GAAP and SEC financial reporting standards, and SAI’s accounting and finance staff will be overseen and will report to the central corporate accounting and finance team of the Company and the current accounting system of SAI will migrate to the Company’s accounting system. The Company will provide training to each Party’s accounting staff as applicable.

Section 2.13 Conveyance Taxes. The Sellers will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred by either Seller as a result of the Transactions.

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Article III. Conditions to the Closings

Section 3.01 Conditions to the Obligations of all of the Parties. The obligations of all of the Parties to consummate each Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the applicable Closing Date of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition or prohibition on the consummation of the applicable Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the applicable Closing.

(c)	The Parties shall have received all necessary approvals from all required Authorities to consummate the Transactions.

(d)	The Company Board shall have approved this Agreement and the Transactions and shall not have withdrawn such approval.

(e)	The Parties shall have received confirmation and/or consents from material insurance contract counterparties that the underlying contracts can be assigned to the Company or will otherwise remain in place following the First Closing.

(f)	After giving effect to the First Closing, the Investors in the Offering and the Sellers shall, collectively, hold at least 80% of the total combined voting power of all classes of stock of the Company entitled to vote and at least 80% of the total number of shares of all other classes of stock of the Company.

(g)	The Company shall have complied with the rules and requirements of Nasdaq and any other Trading Market on which any of the securities of the Company are listed for trading, with respect to the issuance of the Payment Shares and the issuance of any shares of Company Common Stock in the Offering, including, without limitation, the Company shall have completed a listing of additional securities or similar requirement with respect to the Payment Shares and the shares of Company Common Stock issued in the Offering, and shall have received any other approvals as required by Nasdaq and any other Trading Market on which any of the securities of the Company are listed for trading for the continued listing of the securities of the Company following the First Closing and the consummation of the Offering, including that the Payment Shares and the issuance of any shares of Company Common Stock in the Offering shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(h)	The Company shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(i)	If determined to be required by the Company, the Company Shareholder Approval Matters that are submitted to the vote of the shareholders of the Company at the Company Annual Meeting in accordance with the Proxy Statement and Company Organizational Documents (as defined below) shall have been approved by the requisite vote of the shareholders of the Company at the Company Annual Meeting in accordance with Company Organizational Documents, applicable Law and the Proxy Statement (the “Required Company Shareholder Approval”).

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(j)	The SEC shall have completed commenting on the Proxy Statement and it shall have been declared effective and distributed to the Company’s shareholders, and no stop order or similar order shall be in effect with respect to the Proxy Statement.

(k)	The Company, SAI and Mr. Spetner shall have agreed on the form, terms and conditions of the Employment Agreement.

(l)	The Company and Ben Manage shall have agreed on the form, terms and conditions of the Services Agreement.

(m)	The Company shall have determined, and shall have received confirmation from Nasdaq, that the closing of the Transactions, and the consummation of the Offering shall, collectively, not result in a “change of control” of the Company for purposes of the rules and regulations of Nasdaq, and shall not require a new listing application to be submitted to Nasdaq by the Company.

(n)	The Divestiture and the other actions and determinations as set forth in Section 2.04(g) shall have been completed.

(o)	The SAI Parties shall have taken such actions, at the cost of the SAI Parties, to cause each of Nroll, LLC, a Missouri limited liability company (“Nroll”) and Benefit Counselors, L.L.C., a Missouri limited liability company (“Benefit Counselors”) to become wholly owned subsidiaries of SAI, with such actions to have been completed to the reasonable satisfaction of SAI and the Company.

Section 3.02 Conditions to the Obligations of the Company for the First Closing. The obligations of the Company to consummate the First Closing are subject to the satisfaction (or waiver by the Company), at the First Closing Date, of the following conditions:

(a)	The satisfaction of the conditions as set forth in Section 3.01.

(b)	The representations and warranties made by SAI and the Sellers in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 4.06 and Section 4.07, which shall each be true and correct in all respects) at the First Closing Date with the same force and effect as if such representations and warranties were made at and as of the First Closing Date, except for changes therein permitted by this Agreement;

(c)	Each of the SAI Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such SAI Parties prior to or at the First Closing;

(d)	SAI will have clear title and complete ownership rights (supported by legal title and assignment documents, as applicable) to all tangible and intangible assets, customer contracts, carrier contracts, customer lists and current and future revenues, presented to the Company during due diligence, which may include assets and revenues currently owned and/or earned by entities or individuals outside of this Agreement but assigned to SAI, in each case as determined by the Company in its sole discretion, provided that the Parties acknowledge and agree that the Tesla vehicle currently owned by SAI shall be transferred out of SAI prior to the Closing; and

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(e)	SAI shall have provided to the Company audited financial statements for SAI and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the First Closing pursuant to applicable Law, and unaudited statements for any other required interim periods.

(f)	SAI shall have no Liabilities, other than those approved by the Company in writing, in its sole discretion, and provided that the Parties acknowledge and agree that any cash held by Spetner Associates as of the First Closing may be distributed to the Sellers prior to the First Closing.

(g)	The Company shall have received from SAI updated versions of Section 4.13 of the Disclosure Schedules and Section 4.14 of the Disclosure Schedules, updating the disclosure therein to be as of the First Closing Date, and the Company shall have approved of the same in its sole discretion.

(h)	The Company shall have procured the Financing on terms and conditions satisfactory to the Company in its sole discretion.

Section 3.03 Conditions to the Obligations of the Sellers For Each Closing. The obligations of the Sellers to consummate each Closing are subject to the satisfaction (or waiver by each Seller), at or before the applicable Closing Date, of the following conditions:

(a)	The satisfaction of the conditions as set forth in Section 3.01.

(b)	The representations and warranties made by the Company in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 6.06 which shall each be true and correct in all respects) at the applicable Closing Date with the same force and effect as if such representations and warranties were made at and as of the applicable Closing Date, except for changes therein permitted by this Agreement; and

(c)	The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the applicable Closing.

Article IV. Representations and Warranties Relating to SAI

As an inducement to, and to obtain the reliance of the Company, except as otherwise specifically set forth in the disclosure schedules of the SAI Parties delivered to the Company on the Effective Date (“Disclosure Schedules”), SAI and Mr. Speter represent and warrant to the Company, as of the Effective Date and as of each Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date as follows:

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Section 4.01 Existence and Power. SAI is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of Missouri, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Agudath is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of New York, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. SAI has delivered to the Company complete and correct copies of the articles of incorporation and bylaws of SAI as in effect on the Effective Date (the “SAI Organizational Documents”). True and correct copies of the SAI Organizational Documents are included in Section 4.01 of the Disclosure Schedules.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the SAI Organizational Documents. SAI has taken all actions required by Law, the SAI Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 4.03 Valid Obligation. This Agreement and all Transaction Documents executed by SAI in connection herewith constitute the valid and binding obligations of SAI, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions.

Section 4.04 No Conflict With Other Instruments. The execution of this Agreement by SAI and the consummation of the Transactions by SAI will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which SAI is a party or to which any of its assets, properties or operations are subject.

Section 4.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by SAI requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 4.06 Capitalization.

(a)	The authorized capitalization of SAI is comprised of 100 issued and outstanding shares of SAI Common Stock. As of the Effective Date and as of immediately prior to the First Closing Date, 85 of the issued and outstanding shares of SAI Common Stock are held beneficially and of record by Mr. Spetner, and 15 of the issued and outstanding shares of SAI Common Stock are held beneficially and of record by Agudath.

(b)	As of immediately prior to the Second Closing Date, 20 of the issued and outstanding shares of SAI Common Stock will be held beneficially and of record by Mr. Spetner, and zero of the issued and outstanding shares of SAI Common Stock will be held beneficially and of record by Agudath or any other Person.

(c)	SAI has no Derivatives or commitments to issue any Equity Securities of SAI or Derivatives, and there are no outstanding securities convertible or exercisable into or exchangeable for Shares or any other Equity Security of SAI.

(d)	There is no voting trust, agreement or arrangement among any of the beneficial holders of Shares affecting the nomination or election of directors or the exercise of the voting rights of Shares.

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(e)	The offer, issuance and sale of such Shares were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such Shares are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

Section 4.07 Validity of Interests. The Shares to be delivered at each Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens.

Section 4.08 Title to and Issuance of the Shares. The Sellers are, and on each applicable Closing Date will be, the record and beneficial owner and holder of the Shares to be sold to the Company by such Seller at the applicable Closing, and none of such Shares is subject to pre-emptive or similar rights, either pursuant to any SAI Organizational Document, any Agudath Organizational Document, any requirement of Law or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any Shares or other interests in SAI from SAI or the Sellers.

Section 4.09 Approval of Agreement. The SAI Board has authorized the execution and delivery of this Agreement by SAI and has approved this Agreement and the Transactions.

Section 4.10 Corporate Records. All proceedings of the SAI Board and the shareholders of SAI occurring since its formation, are maintained in the Ordinary Course of Business. The capitalization table of SAI is complete and accurate. The register of shareholders and minute book records of SAI relating to all issuances and transfers of Equity Securities by SAI, and all proceedings of the SAI Board and the shareholders of SAI, have been made available to the Company, and are true, correct and complete copies of the original register of shareholders and minute book records of SAI.

Section 4.11 Assumed Names. Section 4.11 of the Disclosure Schedules is a complete and correct list of all assumed or “doing business as” names currently or, within two (2) years prior to the Effective Date used by SAI, Nroll or Benefit Counselors (collectively, the “SAI Entities”) including names on any websites. SAI has not used any assumed or “doing business as” name other than the names listed in Section 4.11 of the Disclosure Schedules to conduct their respective business.

Section 4.12 Subsidiaries. As of the Effective Date, SAI has no Subsidiaries and does not own any Equity Securities of any other Person. As of the First Closing, SAI has no Subsidiaries and does not own any Equity Securities of any other Person other than Nroll and Benefit Counselors.

Section 4.13 Assets. Section 4.13 of the Disclosure Schedules sets forth a true, correct and complete list of all outstanding assets and properties of the SAI Entities, together with the approximate value thereof for each such asset or property having a value in excess of $1,000, in each case as of the Effective Date.

Section 4.14 Liabilities. Section 4.14 of the Disclosure Schedules sets forth (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by the SAI Entities, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by any SAI Entity, the repayment obligations for which are secured by any of any SAI Entity’s assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Effective Date and (iii) any other Liabilities of any SAI Entity, in each case as of the Effective Date. As of the Closing Date, none of the SAI Entities have any Liabilities.

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Section 4.15 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the Knowledge of SAI and Mr. Spetner, threatened by or against any SAI Entity or affecting any SAI Entity or their respective properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the Knowledge of SAI and Mr. Spetner, there is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 4.16 Contracts.

(a)	Section 4.16(a) of the Disclosure Schedules lists all material Contracts, oral or written (collectively, the “Material Contracts”) to which any SAI Entity is a party or to which any SAI Entity will be a party following the First Closing and which are currently in effect or which will be in effect as of the Closing, and which constitute the following:

(i)	all Contracts that require annual payments or expenses by, or annual payments or income to, SAI of $5,000 or more (other than standard purchase and sale orders entered into in the Ordinary Course of Business);

(ii)	all customer lists;

(iii)	all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by any SAI Entity in excess of $5,000 annually;

(iv)	all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of any SAI Entity or other Person, under which any SAI Entity (A) has continuing obligations for payment of annual compensation of at least $5,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of any SAI Entity;

(v)	all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which any SAI Entity is a party;

(vi)	all Contracts relating to any material acquisitions or dispositions of assets by any SAI Entity in excess of $5,000;

(vii)	all Contracts for material licensing agreements, including Contracts licensing Intellectual Property rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the Ordinary Course of Business;

(viii)	all Contracts relating to material secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of any SAI Entity to compete in any line of business or with any Person or in any geographic area;

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(ix)	all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property rights of any SAI Entity;

(x)	all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any SAI Entity , including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xi)	all Contracts with any SAI Entity or any shareholder of any SAI Entity to which either Seller is a party and which contract involves payments to any party thereto in excess of $5,000 in any year;

(xii)	all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any SAI Entity holds a leasehold interest;

(xiii)	all Contracts relating to outstanding indebtedness or Liabilities, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $5,000;

(xiv)	any Contract relating to the voting or control of the equity interests of any SAI Entity or the election of directors of any SAI Entity (other than the SAI Organizational Documents or the Agudath Organizational Documents);

(xv)	any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents; and

(xvi)	any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of any SAI Entity will be increased or accelerated by the consummation of the Transactions or the amount or value thereof will be calculated on the basis of any of the Transactions.

(b)	Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on any SAI Entity or set forth in Section 4.16(b) of the Disclosure Schedules, (i) each Material Contract is a valid and binding agreement, except as such enforceability may be limited by the Enforceability Exceptions, and is in full force and effect, and neither any SAI Entity nor, to the Knowledge of SAI and Mr. Spetner, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) no SAI Entity has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of any SAI Entity’s assets, (iii) no Contract (A) requires any SAI Entity to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the business or require any payments by or with respect to any SAI Entity or any of their respective Affiliates.

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(c)	Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on any SAI Entity, none of the execution, delivery or performance by any SAI Party of any Transaction Document or the consummation by any SAI Party of the Transactions constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of SAI or any SAI Entity or to a loss of any material benefit to which any SAI Entity is entitled under any provision of any Material Contract.

(d)	Except would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on any SAI Entity, each SAI Entity is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

(e)	Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on any SAI Entity, each of the transactions between any SAI Entity and any shareholder, officer, employee or director of any SAI Entity or any Affiliate of any such Person (if any) entered into or occurring prior to the First Closing (i) is arms-length transaction with fair market price, or (ii) is a transaction duly approved by the SAI Board and the shareholders of SAI in accordance with the SAI Organizational Documents.

Section 4.17 Licenses and Permits. Section 4.17 of the Disclosure Schedules correctly lists each Permit held by any SAI Entity or which will be held by any SAI Entity as of the Closing. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on any SAI Entity or set forth in Section 4.17 of the Disclosure Schedules, such Permits are valid and in full force and effect, and none of such Permits will, assuming the related third party consent has been obtained or waived prior to the First Closing Date, be terminated or impaired or become terminable as a result of the Transactions. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on any SAI Entity, each SAI Entity has all Permits necessary to operate its business as contemplated to be comprised as of the First Closing.

Section 4.18 Customers and Suppliers.

(a)	Section 4.18(a) of the Disclosure Schedules sets forth a list of the twenty five (25) largest customers and the twenty five (25) largest suppliers of the SAI Entities, collectively, as measured by the dollar amount of purchases therefrom or thereby, as expected to be in place as of the First Closing.

(b)	Except as set forth in Section 4.18(b) of the Disclosure Schedules, to the Knowledge of SAI and Mr. Spetner, no supplier listed in Section 4.18(a) of the Disclosure Schedules has (i) terminated its relationship with any SAI Entity or intends to do so, (ii) materially reduced its business with any SAI Entity or materially and adversely modified its relationship with the Sellers or any SAI Entity or intends to do so, (iii) notified either Seller or any SAI Entity in writing of its intention to take any such action, or (iv) to the Knowledge of SAI and Mr. Spetner, become insolvent or subject to bankruptcy proceedings.

Section 4.19 Financial Statements.

(a)	Section 4.19 of the Disclosure Schedules includes the unaudited consolidated financial statements of the SAI Entities as of and for the fiscal years ended December 31, 2023 and 2022, consisting of the unaudited consolidated balance sheets as of such dates, the unaudited consolidated income statements for the twelve (12) month periods ended on such dates, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such dates (collectively, the “Financial Statements”).

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(b)	The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the SAI Entities as of the dates thereof and the results of operations of SAI for the periods reflected therein. The Financial Statements (i) were prepared from the books and records of the SAI Entities; (ii) were prepared in accordance with applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the SAI Entities’ financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the SAI Entities with respect to the periods then ended.

(c)	Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the Ordinary Course of Business since January 1, 2023, there are no material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to any SAI Entity. All material debts and liabilities, fixed or contingent, which should be included under GAAP on the Financial Statements, are included therein.

(d)	The Financial Statements accurately reflect in all material respects the outstanding Indebtedness of the SAI Entities as of the Effective Date. Except as set forth in Section 4.19 of the Disclosure Schedules, the SAI Entities do not have any material Indebtedness. Company specifically acknowledges unfettered access by Company’s CPA firm, KPMG, to all records serving as a basis for all financial statements of SAI.

Section 4.20 Accounts Receivable and Payable; Loans.

(a)	To the Knowledge of SAI and Mr. Spetner, all accounts receivables and notes of the SAI Entities reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the SAI Entities in the Ordinary Course of Business. To the Knowledge of SAI and Mr. Spetner, the accounts payable of SAI reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the Ordinary Course of Business of the SAI Entities.

(b)	To the Knowledge of SAI and Mr. Spetner, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect on any SAI Entity. To the Knowledge of SAI and Mr. Spetner, except as set forth in Section 4.20(b) of the Disclosure Schedules, all accounts, receivables or notes are good and collectible in the Ordinary Course of Business.

(c)	The information set forth in Section 4.20(c) of the Disclosure Schedules separately identifies any and all accounts receivables or notes of the SAI Entities which are owed by any Affiliate of any SAI Entity as of January 1, 2023. Except as set forth in Section 4.20(c) of the Disclosure Schedules, none of the SAI Entities is indebted to any of its Affiliates and no Affiliates are indebted to any SAI Entity.

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Section 4.21 Pre-payments. None of either Seller has received any payments with respect to any services to be rendered or goods to be provided after the Closing.

Section 4.22 Employees. Section 4.22 of the Disclosure Schedules list all employees of any SAI Entity, and sets forth their respective positions, salaries, bonuses and other material employment terms.

Section 4.3 Withholding. Except as disclosed in Section 4.23 of the Disclosure Schedules, all obligations of any SAI Entity applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by any SAI Entity to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the Effective Date have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on any SAI Entity. Except as disclosed in Section 4.23 of the Disclosure Schedules, all reasonably anticipated obligations of each SAI Entity with respect to such employees (except for those related to wages during the pay period immediately prior to the First Closing Date and arising in the Ordinary Course of Business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the Effective Date have been or will be paid by the applicable SAI Entity prior to the First Closing Date.

Section 4.24 Real Property.

(a)	No SAI Entity owns no real property.

(b)	Section 4.24(b) of the Disclosure Schedules sets forth all the real property leased by any SAI Entity as of the Effective Date.

(c)	With respect to each lease or other Contract for the lease of any real property (each, a “Lease”): (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by either Seller or any SAI Entity; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on any SAI Entity. Each SAI Entity holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the real property in which such leasehold estate is located.

Section 4.25 Environmental Laws. To the Knowledge of SAI and Mr. Spetner, there are no hazardous materials in, on, or under any properties leased or used at any time by any SAI Entity such as could give rise to any material liability or corrective or remedial obligation of any SAI Entity under any environmental Laws.

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Section 4.26 Compliance with Laws.

(a)	SAI and each SAI Entity has complied in all material respects, and are now complying in all material respects, with all Laws applicable to it or its business, properties or assets. SAI is owned by the Sellers and there are no other shareholders of SAI. Effective as of the Closing, Nroll and Benefit Counselors are each owned 100% by SAI. Other than the Sellers, there has never been any other Shareholder of SAI other than Mrs. Spetner, who no long holds any of the Shares or any other Equity Securities of SAI.

(b)	No SAI Entity is, and has not been, and the past and present officers, directors and Affiliates of each SAI Entity are not and have not, been the subject of, nor does any officer, director or Affiliate of any SAI Entity have any reason to believe that any SAI Entity or any of their respective officers, directors or Affiliates will be the subject of (i) any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of Laws, or (ii) any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

Section 4.27 General Compliance. To the Knowledge of SAI and Mr. Spetner, no SAI Entity is: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by either Seller or any SAI Entity under), nor has either Seller or any SAI Entity received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other Authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any Authority, including without limitation all foreign, federal, state and local Laws relating to Taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect on any SAI Entity.

Section 4.28 Bank Accounts; Power of Attorney. Section 4.28 of the Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by or any SAI Entity within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of any SAI Entity; (ii) all safe deposit boxes and other similar custodial arrangements maintained by any SAI Entity within the past twelve (12) months; (iii) the check ledger for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from any SAI Entity or who are otherwise authorized to act on behalf of any SAI Entity with respect to any matter, other than its directors and officers, and a summary of the terms of such powers or authorizations.

Section 4.29 Intellectual Property.

(a)	Each SAI Entity owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary and all other Intellectual Property and technology to conduct its businesses as now conducted.

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(b)	None of any SAI Entity’s material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within three years from the Effective Date. To the Knowledge of SAI and Mr. Spetner there is no infringement by any SAI Entity of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of SAI and Mr. Spetner, being threatened against, any SAI Entity regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect on any SAI Entity.

(c)	Without limiting the generality of the foregoing, each SAI Entity has entered into binding (except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions), written agreements with every current and former employee of any SAI Entity, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to an SAI Entity any ownership interest and right they may have in Intellectual Property owned by any SAI Entity; and (ii) acknowledge each SAI Entity’s exclusive ownership of all Intellectual Property owned by such SAI Entity. SAI has provided the Company with true and complete copies of all such agreements. To the Knowledge of SAI and Mr. Spetner, each SAI Entity is in material compliance with all legal requirements applicable to Intellectual Property owned by such SAI Entity and such SAI Entity’s ownership and use thereof.

(d)	All required filings and fees related to the Intellectual Property owned by any SAI Entity that are either subject to any issuance, registration, application or other filing by, to or with any Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”) have been timely filed with and paid to the relevant Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. SAI has provided the Company with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(e)	Each SAI Entity has taken all reasonable measures to protect and preserve its rights in Intellectual Property owned by such SAI Entity and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated or otherwise obtained or possessed by such SAI Entity.

Section 4.30 Condition and Sufficiency of Assets. Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of each SAI Entity and as of the First Closing Date (the “Tangible Personal Property”) are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by any SAI Entity and as of the First Closing Date, together with all other properties and assets of any SAI Entity as of the First Closing Date, are sufficient for the conduct of the business of the SAI Entities, collectively, as conducted as of the First Closing Date and constitute all of the rights, property and assets necessary to conduct the business of the SAI Entities, collectively, as conducted as of the First Closing Date.

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Section 4.31 Certain Business Practices. None of any SAI Entity, any director, officer, agent or employee of either Seller or any SAI Entity, in their capacities as such, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. None of either Seller, any SAI Entity, any director, officer, agent or employee of either Seller or any SAI Entity, in their capacities as such, (nor any Person acting on behalf of any of the foregoing) has, since September 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any SAI Entity or assist any SAI Entity in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on any SAI Entity, or which, if not continued in the future, could reasonably be expected to adversely affect the business of any SAI Entity that could reasonably be expected to subject any SAI Entity to suit or penalty in any private or governmental litigation or proceeding.

Section 4.32 Tax Matters.

(a)	Section 4.32 of the Disclosure Schedules includes true and correct copies of all Federal, State and foreign tax returns and filings for each SAI Entity for the two most recently filing years, or such shorter period as such SAI Entity has been in existence.

(b)	Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any SAI Entity, (i) each SAI Entity has reported or caused the reporting of all federal and state income tax taxable attributes of each of itself, and each Seller on Tax Returns which are required to be filed with respect to federal and state income tax taxable attributes arising in respect of the said entities, and has paid all Taxes which have become due in respect of the said taxable attributes of said entities, if any; (ii) all such Tax Returns are true, correct, complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending, proposed in writing or threatened with respect to Taxes attributable to its own taxable attributes or the taxable attributes of either Seller or any SAI Entity or for which a Lien may be imposed upon any of its own assets or the assets of either Seller or any SAI Entity; (v) no statute of limitations in respect of the assessment or collection of any Taxes attributable to its own federal or state taxable attributes, or those of either Seller or any SAI Entity for which a Lien may be imposed on any of said parties’ assets has been waived or extended, which waiver or extension is in effect, except for any automatic extensions of time to file Tax Returns obtained in the Ordinary Course of Business; (vi) each SAI Entity has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes attributable to its own taxable attributes and to those of each Seller and each SAI Entity in all material respects and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including federal and state income, social, security and other payroll Taxes) required to be withheld or collected in respect of its own taxable attributes, as well as those of each Seller and each SAI Entity; (vii) to the Knowledge of SAI and Mr. Spetner, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities of any SAI Entity to the Company pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of its own assets or those of either Seller or any SAI Entity as of the Effective Date and there will be no Lien (other than Permitted Liens) for Taxes upon any of its own assets or those of the Sellers or any SAI Entity as of each Closing Date; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to each Seller or any SAI Entity; (x) except as set forth in Section 4.32 of the Disclosure Schedules, no claim has been made by a Taxing Authority in a jurisdiction in which any SAI Entity has not paid or caused the payment of any tax or has not filed or caused the filing of any Tax Returns in respect of its own taxable attributes or those of either Seller or any SAI Entity, asserting that it, or either Seller or any SAI Entity, is or may be subject to Tax in any such jurisdiction; (xi) there is no outstanding power of attorney from any SAI Entity with respect to itself, or with respect to either Seller, authorizing anyone to act with respect to any of said entities in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return with respect to the taxable attributes of either Seller or any SAI Entity; (xii) no SAI Entity is now or has it ever been a party to any Tax sharing or Tax allocation Contract respective to its own taxable attributes or those of either Seller or any SAI Entity, other than any customary commercial contract the principal subject of which is not Taxes; and (xii) none of any SAI Entity or either Seller is currently, and none has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return of any SAI Entity with respect to its own taxable attributes and those of the Sellers and any SAI Entity.

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(c)	The unpaid Taxes attributable to its own taxable attributes and those of each SAI Entity for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed any reserve for Tax liability (other than any reserve for deferred Taxes as may have been established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed any such reserve as adjusted for the passage of time through each Closing Date in accordance with the past custom and practice of each SAI Entity as regards itself and the Sellers in filing their respective Tax Returns.

(d)	No claim has been made by any taxing authority in any jurisdiction where any SAI Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e)	As of the First Closing Date, there are no Liens or encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any SAI Entity or either Seller.

(f)	None of any SAI Entity or either Seller is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement. None of any SAI Entity or either Seller is a party to, or bound by, any closing agreement or offer in compromise with any Taxing Authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to and of any SAI Entity or either Seller.

(g)	Other than as it would relate to the inclusion of the applicable of their respective taxable attributes in the Tax Return of any SAI Entity, none of either Seller or any SAI Entity is, and has never been, a member of any other affiliated, combined, consolidated or unitary Tax group for Tax purposes. None of either Seller or any SAI Entity has any Liability for Taxes of any Person (except with respect to any SAI Entity, with respect to its own taxable attributes and those of the Sellers and any SAI Entity) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise. No SAI Entity has agreed to make, nor has there been any requirement to make, in respect of itself or either Seller, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. No SAI Entity has taken any action respect to itself or either Seller that could defer a Liability for Taxes in respect of itself or either Seller from any period prior to the Closing to any period following the First Closing.

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(h)	None of any SAI Entity or either Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. None of any SAI Entity or either Seller is and has never been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. None of any SAI Entity or either Seller has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. None of any SAI Entity or either Seller is or has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any SAI Entity or either Seller under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(i)	Neither any SAI Entity nor either Seller have entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither any SAI Entity nor either Seller have transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(j)	None of the assets of any SAI Entity or either Seller is property that any of them, respectively, is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 4.33 Insurance. As of the First Closing Date, each SAI Entity will be insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of SAI believes to be prudent and customary in the businesses in which any SAI Entity is engaged. No SAI Entity has been refused any insurance coverage sought or applied for, and no SAI Entity has any reason to believe that it will not be able to renew any existing insurance coverage as of the First Closing Date as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the SAI Entities, taken as a whole.

Section 4.34 Controls. Each SAI Entity maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between any SAI Entity and an unconsolidated or other off balance sheet entity that is not disclosed by such SAI Entity in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect on any SAI Entity.

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Section 4.35 Transactions with Affiliates. None of the shareholders, officers or directors of any SAI Entity and, to the Knowledge of SAI and Mr. Spetner, none of the employees of any SAI Entity, is presently a party to any transaction with any SAI Entity (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of SAI and Mr. Spetner, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of any SAI Entity’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of any SAI Entity and (iii) other employee benefits, including stock option agreements under any stock option plan of any SAI Entity.

Section 4.36 Foreign Corrupt Practices. Neither any SAI Entity, nor, to the Knowledge of SAI and Mr. Spetner, any agent or other Person acting on behalf of any SAI Entity, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by any SAI Entity (or made by any Person acting on its behalf of which any SAI Entity is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.37 Money Laundering Laws. The operations of each SAI Entity are and have been conducted at all times in compliance with applicable money laundering Laws in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority, and no Action involving any SAI Entity with respect to such Laws is pending or, to the Knowledge of SAI and Mr. Spetner, threatened. Each SAI Entity is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 4.38 Illegal or Unauthorized Payments; Political Contributions. None of any SAI Entity nor, to the Knowledge of SAI and Mr. Spetner, any of the officers, partners, directors, employees, agents or other representatives of either Seller or any SAI Entity or any other business entity or enterprise with which either Seller or any SAI Entity is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of either Seller or any SAI Entity.

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Section 4.39 No Disqualification Events. None of either Seller, any SAI Entity, any of their predecessors, any affiliated issuer, any director, executive officer, other officer of either Seller or any SAI Entity, any beneficial owner of 20% or more of any SAI Entity’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with either Seller or any SAI Entity in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Each SAI Entity has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 4.40 Disclosure. All disclosure provided to the Company regarding the SAI Entities, their respective business and Transactions, including the Disclosure Schedules, furnished by or on behalf of any SAI Entity with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that such information shall not be deemed to amend or modify the representations and warranties of the SAI Parties as set forth herein unless specifically so provided herein.

Section 4.41 No Brokers. Other than as set forth in Section 4.41 of the Disclosure Schedules, no SAI Party nor any SAI Entity has retained any broker or finder in connection with any of the Transactions, and no SAI Party not any SAI Entity has incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article V. Representations and Warranties of the Sellers

As an inducement to, and to obtain the reliance of the Company, each Seller represents and warrant to the Company, as of the Effective Date and as of each Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 5.01 Existence and Power. Such Seller is a natural person or is an entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of organization, and has the personal or entity power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

Section 5.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the such Seller’s organizational documents, if an entity. Each Seller has taken all actions required by Law, its organizational documents, if applicable, or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 5.03 Valid Obligation. This Agreement and all Transaction Documents executed by such Seller in connection herewith constitute the valid and binding obligations of such Seller, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions.

Section 5.04 No Conflict With Other Instruments. The execution of this Agreement by such Seller, and the consummation of the Transactions by such Seller, will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to such Seller is a party or to which any of its assets, properties or operations are subject.

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Section 5.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by such Seller requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 5.06 Title to and Issuance of the Shares. Such Seller is, and on each applicable Closing Date will be, the record and beneficial owner and holder of the Shares to be sold to the Company by such Seller at the applicable Closing, and none of such Shares is subject to pre-emptive or similar rights, either pursuant to any SAI Organizational Document, any Agudath Organizational Document, any requirement of Law or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any Shares or other interests in SAI from such Seller.

Section 5.07 Investment Representations. Any representation in this Section 5.07 to the “Seller” shall be deemed a reference to each Seller.

(a)	Investment Purpose. The Seller understands and agrees that any issuance and delivery of any Payment Shares and any Note(s) (collectively, the “Securities”) to the Seller pursuant to the Transaction Documents constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Securities are being acquired by the Seller are being acquired by the Seller for the Seller’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act, unless and until such Securities are registered for resale under the Securities Act.

(b)	Investor Status. The Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c)	Information. The Seller has been furnished with all documents and materials relating to the business, finances and operations of the Company and its subsidiaries and information that the Seller requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

(d)	Reliance on Exemptions. The Seller understands that the Securities are being offered and sold to the Seller in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Securities.

(e)	Information. The Seller and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Seller or its advisors. The Seller and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Seller understands that its investment in the Securities involves a significant degree of risk. The Seller is not aware of any facts that may constitute a breach of any of the Company’s representations and warranties made herein.

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(f)	Governmental Review. The Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(g)	Transfer or Resale. The Seller understands that (i) the sale or re-sale of the Securities has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Securities may not be transferred unless (a) the Securities are sold pursuant to an effective registration statement under the Securities Act, (b) the Seller shall have delivered to the Company, at the cost of the Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Securities are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the Seller who agree to sell or otherwise transfer the Securities only in accordance with this Section 5.07 and who is an Accredited Investor, (d) the Securities are sold pursuant to Rule 144, or (e) the Securities are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and the Seller shall have delivered to the Company, at the cost of the Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(h)	Legends. The Seller understands that the Securities, until such time as the Securities have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Securities may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Securities.

(i)	Removal. The legend(s) referenced in Section 5.07(h) shall be removed and the Company shall issue a certificate without such legend to the holder of any Securities upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Securities are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Securities may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. The Seller agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

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Section 5.08 No Brokers. Other than as set forth in Section 4.41 of the Disclosure Schedules, such Seller has not retained any broker or finder in connection with any of the Transactions, and such Seller has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article VI. Representations and Warranties of the Company

As an inducement to, and to obtain the reliance of SAI and the Sellers, the Company represents and warrants to SAI and the Sellers, as of the Effective Date and as of each Closing Date except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, and other than as set forth in the reports and filings made by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the “SEC Reports”), as follows:

Section 6.01 Corporate Existence and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The SEC Reports contain copies of the articles of incorporation and bylaws of the Company as in effect on the Effective Date (the “Company Organizational Documents”). The execution and delivery of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. The Company has taken all action required by Law, the Company Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement and the other Transaction Documents, and the Company has full power, authority, and legal right and has taken all action required by Law, the Company Organizational Documents or otherwise to consummate the Transactions.

Section 6.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. The Company has taken all actions required by Law, the Company Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 6.03 Valid Obligation. This Agreement, the other Transaction Documents and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligations of the Company, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions.

Section 6.04 No Conflict With Other Instruments. The execution of this Agreement and the other Transaction Documents by the Company and the consummation of the Transactions by the Company will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

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Section 6.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or the other Transaction Documents by the Company requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 6.06 Authorized Shares and Capital. The authorized capital stock and the issued and outstanding capital stock of the Company is as set forth in the SEC Reports.

Section 6.07 Validity of Shares. The Payment Shares to be delivered at each Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens.

Section 6.08 Approval of Agreement. The Company Board has authorized the execution and delivery of this Agreement and the other Transaction Documents by the Company and has approved this Agreement, the other Transaction Documents and the Transactions.

Section 6.09 No Brokers. The Company has not retained any broker or finder in connection with any of the Transactions, and the Company has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article VII. Additional Covenants of the Parties

Section 7.01 Delivery of Books and Records. At the First Closing, SAI shall deliver to the Company the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of each SAI Entity now in the possession of any SAI Entity or their respective Representatives.

Section 7.02 Third Party Consents and Certificates. The Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the Transactions.

Section 7.03 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 7.04 Due Diligence Period. Between Effective Date and the First Termination Date (the “Due Diligence Period”) SAI and the Sellers shall use commercially reasonable efforts to promptly provide the Company and its Representatives with any information in SAI’s or any SAI Entity’s or either Seller’s possession or control relating to the operations of the SAI Entities, subject to confidentiality obligations, attorney client privilege and applicable Laws, so that the Company may complete its due diligence investigations of SAI in connection with the Transactions. In the event that the Company, at any time during the Due Diligence Period, determines that its due diligence review of the SAI Entities is not satisfactory to the Company for any reason, the Company shall have the right to terminate this Agreement upon notice to SAI and the Sellers.

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Section 7.05 SEC Filings.

(a)	SAI and the Sellers acknowledges that:

(i)	If determined to be required by the Company, the Company’s shareholders must approve the transactions contemplated by this Agreement prior to the consummation of the Transactions and that, in connection with such approval, if required, the Company must call a special meeting of its shareholders requiring the Company to prepare and file with the SEC the Proxy Statement;

(ii)	the Company will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)	the Company will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)	In connection with any filing the Company makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, SAI and the Sellers will, and will use their respective commercially reasonable efforts to cause their respective Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to, (i) cooperate with the Company, (ii) respond to questions about SAI and the Sellers required in any filing or requested by the SEC, and (iii) provide any information requested by the Company in connection with any filing with the SEC.

(c)	SAI and the Sellers acknowledge that a substantial portion of the filings with the SEC and mailings to each of the Company’s shareholders with respect to the Proxy Statement shall include disclosure regarding SAI and the Sellers and SAI’s management, operations and financial condition. Accordingly, SAI and the Sellers agree to as promptly as reasonably practical provide the Company with such information as shall be reasonably requested by the Company for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the SAI and the Sellers as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. SAI and the Sellers understand that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. SAI and the Sellers shall cause their managers, directors, officers and employees to be reasonably available to the Company and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

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Article VIII. Termination; Survival

Section 8.01 Termination Prior to First Closing. This Agreement may be terminated on or prior to the First Closing Date:

(a)	By the mutual written consent of the Parties;

(b)	By the Company (i) if the conditions to the First Closing as set forth in Section 3.01, Section 3.02 have not been satisfied or waived by the Company, which waiver the Company may give or withhold in its sole discretion, by the First Termination Date, provided, however, that the Company may not terminate this Agreement pursuant to this clause (i) of this Section 8.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Company; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any SAI Party contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 3.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by the SAI Parties, applicable, within five (5) Business Days after receipt by SAI of written notice thereof from the Company or is not reasonably capable of being cured prior to the First Termination Date;

(c)	By SAI and the Sellers acting together (i) if the conditions to First Closing as set forth in Section 3.01 and Section 3.03 have not been satisfied or waived by SAI and the Sellers, which waiver SAI and the Sellers may give or withhold in their sole discretion, by the First Termination Date, provided, however, that SAI and the Sellers may not terminate this Agreement pursuant to this clause (i) of this Section 8.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by any of the SAI Parties; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 3.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by SAI and the Sellers or cured by the Company, applicable, within five (5) Business Days after receipt by the Company of written notice thereof from SAI or is not reasonably capable of being cured prior to the First Termination Date;

(d)	By any Party, if a court of competent jurisdiction or other Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable;

(e)	By written notice by the Company to SAI, if the Company Annual Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company’s shareholders have duly voted, and the Company Shareholder Approval Matters were not approved or if the Company Shareholder Approval Matters were not approved for any other reason; or

(f)	At any time during the Due Diligence Period, by the Company pursuant to the provisions of Section 7.04.

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Section 8.02 Termination of Obligations Following the First Closing. Following the occurrence of the First Closing, subject to the provisions of Section 8.05, the obligations of the Parties hereunder to complete the Second Closing may be terminated following the First Closing Date and on or prior to the Second Closing Date:

(a)	By the mutual written consent of the Parties;

(b)	By the Company (i) if the conditions to the Second Closing as set forth in Section 3.01 and Section 3.02 have not been satisfied or waived by the Company, which waiver the Company may give or withhold in its sole discretion, by the Second Termination Date, provided, however, that the Company may not terminate this Agreement pursuant to this clause (i) of this Section 8.02(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Company; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any SAI Party contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 3.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by the SAI Parties, applicable, within five (5) Business Days after receipt by SAI of written notice thereof from the Company or is not reasonably capable of being cured prior to the Second Termination Date;

(c)	By the Sellers, acting together, (i) if the conditions to Second Closing as set forth in Section 3.01 and Section 3.03 have not been satisfied or waived by the Sellers, which waiver the Sellers may give or withhold in Sellers’ sole discretion, by the Second Termination Date, provided, however, that the Sellers may not terminate this Agreement pursuant to this clause (i) of this Section 8.02(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by any of the SAI Parties; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 3.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Sellers or cured by the Company, applicable, within five (5) Business Days after receipt by the Company of written notice thereof from the Sellers or is not reasonably capable of being cured prior to the Second Termination Date;

(d)	By any Party, if a court of competent jurisdiction or other Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable; or

(e)	By the Company, at any time in its sole discretion, in the event that the Company determines that it does not desire for the Second Closing to occur.

Section 8.03 Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if the Company has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 8.01(b) or clause (ii) of Section 8.02(b), as applicable, the Company may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 10.18; and (ii) if SAI and the Sellers have a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 8.01(c) or clause (ii) of Section 8.02(c), as applicable, SAI and the Sellers may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 10.18.

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Section 8.04 Survival After Termination Prior to the First Closing. If this Agreement is terminated prior to the First Closing in accordance with Section 8.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 8.04 and Article X shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

Section 8.05 Survival After Termination of Obligations Following the First Closing. In the event that the obligations of the Parties to complete the Second Closing are terminated following the occurrence of the First Closing and prior to the Second Closing in accordance with Section 8.02, the Second Closing shall not occur, but this Agreement shall otherwise remain in full force and effect with respect to the First Closing and the Transactions and the rights and obligations of the Parties with respect thereto shall survive such termination.

Article IX. Indemnification

Section 9.01 Indemnification of Company. Provided that the First Closing occurs, Mr. Spetner hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, shareholders, attorneys and agents and permitted assignees (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses” and each individually a “Loss”) incurred or sustained by any Company Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of SAI, Mr. Spetner or either or both of the Sellers contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

Section 9.03 Indemnification of the Sellers. Provided that the First Closing occurs, the Company hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law SAI and Mr. Spetner and SAI’s employees, attorneys and agents and permitted assignees (each an “SAI Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any SAI Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

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Section 9.04 Procedure. The following shall apply with respect to all claims by any SAI Indemnified Party or Company Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to an “Indemnified Party” being a reference to an SAI Indemnified Party or a Company Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to the Company or Mr. Spetner, as applicable):

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 9.04(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 9.05 Periodic Payments. Any indemnification required by this Article IX for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 9.06 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 9.07 Time Limit. The obligations of Mr. Spetner and the Company under Section 9.01 and Section 9.02 shall expire (2) years from the earlier to occur of the Second Closing or the termination of this Agreement following the First Closing, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article IX which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 9.08 Certain Limitations. The indemnification provided for in Section 9.01 and Section 9.02 shall be subject to the following limitations:

(a)	Mr. Spetner shall not be liable to the Company Indemnified Parties for indemnification under Section 9.01 until the aggregate amount of all Losses in respect of indemnification under Section 9.01 exceeds $10,000 (the “Basket”), in which event Mr. Spetner shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to $1,000,000 (the “Cap”).

(b)	The Company shall not be liable to the SAI Indemnified Parties for indemnification under Section 9.02 until the aggregate amount of all Losses in respect of indemnification under Section 9.02 exceeds the Basket, in which event the Company shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the Cap.

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Section 9.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any Indemnified Party or by reason of the fact that such Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 9.10 Exclusive Remedy. In the event that the First Closing occurs, the indemnification provisions contained in this Article IX shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the First Closing Date, (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions or (iii) with respect to any actions to enforce the terms and conditions of this Agreement between the time of the First Closing and the Second Closing. In furtherance of the foregoing, each Party hereto, other than as set forth above, for itself and on behalf of its Affiliates, hereby waives, from and after the First Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article IX, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

Article X. Miscellaneous

Section 10.01 Governing Law.

(a)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the Transactions, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural Laws of the State of Florida, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Florida.

(b)	Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States with jurisdiction in Lakewood Township, New Jersey. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

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Section 10.02 Mediation.

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement or the other Transaction Documents (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or the other Transaction Documents) or any alleged breach thereof, including any action in tort, contract, equity, or otherwise, including any dispute over or in any way related to the provisions of this Agreement and all other disputes among the Parties hereto, including issues of enforceability, termination, and arbitrability, (each, a “Dispute”), which dispute has not been resolved by the Parties within thirty (30) days) of the commencement of efforts to do so, to non-binding mediation before one mediator who is generally experienced in industries in which the Parties operate, to be jointly selected by the Parties (the “Mediator”). If the Parties cannot agree upon the Mediator within five (5) Business Days of the commencement of the efforts to so agree on a Mediator, each of the Company and Mr. Spetner shall select one person as a mediator and the two mediators so selected shall select the sole Mediator who shall hear and attempt to resolve the dispute.

(b)	The Parties will endeavor to resolve the applicable Dispute with the assistance of the Mediator for a period of ten (10) days following the selection of the Mediator, and in the event that they are unable to do so, any Party may elect to proceed to arbitration as set forth in Section 10.03.

Section 10.03 Arbitration.

(a)	In the event that a Dispute is not resolved pursuant to the procedures as set forth in Section 10.02, the Parties shall submit such Dispute to binding arbitration before one arbitrator (the “Arbitrator”).

(b)	If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Company and the Mr. Spetner shall select one arbitrator and the two arbitrators so selected shall select the sole Arbitrator who shall hear and resolve the dispute.

(c)	The laws of the State of Florida shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Florida applicable to a contract negotiated, signed, and wholly to be performed in the State of Florida, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Lakewood, New Jersey in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.03(c).

(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

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(h)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the exclusive jurisdiction of the courts (Federal) encompassing the Lakewood Township, New Jersey to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 10.04 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.04. Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 10.05 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

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Section 10.06 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:

Reliance Global Group, Inc.

Attn: Ezra Beyman

300 Blvd. of the Americas, Suite 105

Lakewood, NJ 08701

Email: EB@reliancegh.com

With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC

Attn: Laura Anthony

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

Email: lanthony@alclawa.com

If to SAI or to either Seller, to:

Spetner Associates, Inc.

Attn: Jonathan S. Spetner

8220 Delmar Blvd.

St. Louis, MO 63124

Email:jspetner@spetner.com

And

SAI Holdings LP

Attn: Jonathan S. Spetner

8220 Delmar Blvd.

St. Louis, MO 63124

Email: jspetner@spetner.com

With a copy, which shall not constitute notice, to:

Albert S. Watkins

Kodner Watkins

1200 S. Big Bend Blvd.

St. Louis, MO 63117

Email: al@kwstllaw.com

(b)	In addition to the above, following the First Closing, any notice to SAI or the Sellers shall also be sent to the Company as set forth above, with a copy as set forth above.

(c)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(d)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

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Section 10.07 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.08 Third Party Beneficiaries. This contract is strictly between the Parties, and except as specifically provided herein, no other Person and no director, officer, shareholder, member (other than the Sellers), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 10.09 Expenses. Subject to Article IX and Section 10.07, other than as specifically set forth herein, whether or not the Transactions are consummated, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Transactions.

Section 10.10 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. By execution of this Agreement, Mrs. Spetner hereby consents to the amendment and restatement of the Original Agreement as set forth herein.

Section 10.11 Survival. The representations, warranties, and covenants of the respective Parties shall survive the First Closing Date for a period of three years following the First Closing Date, or if the Second Closing occurs, for a period of three years following the Second Closing Date. In the event that this Agreement is terminated following the First Closing and prior to the occurrence of the Second Closing, the representations, warranties, and covenants of the respective Parties shall survive such termination for a period of three years following such termination.

Section 10.12 Amendment; Waiver, Etc.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by each of the Parties.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

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Section 10.13 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 10.14 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 10.15 No Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 10.16 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 10.17 Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

Section 10.18 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.19 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Pages]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Reliance Global Group, Inc.

By:	/s/ Ezra Beyman
Name:	Ezra Beyman
Title:	Chief Executive Officer

Spetner Associates, Inc.

By:	/s/ Jonathan S. Spetner
Name:	Jonathan S. Spetner
Title:	President

Jonathan S. Spetner

By:	/s/ Jonathan S. Spetner
Name:	Jonathan S. Spetner

Agudath Israel of America

By:	/s/ Moshe Danzger
Name:	Moshe Danzger
Title:	Chief Financial Officer

Agreed and accepted for the limited purposes set forth herein:

Michelle Spetner

By:	/s/ Michelle Spetner
Name:	Michelle Spetner

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Exhibit A-1(a)

Stock Power for First Closing – Jonathan Spetner

IRREVOCABLE STOCK POWER

Spetner Associates, Inc.

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Jonathan Spetner (“Seller”) hereby assigns, transfers, and convey to Reliance Global Group, Inc., a Florida corporation, all of Sellers’ right, title, and interest in and to sixty five (65) shares of common stock, $1.00 par value per share, of Spetner Associates, Inc., a Missouri corporation (the “Company”) and hereby irrevocably appoints the Chief Executive Officer, President and Secretary of the Company, and each of them, as Seller’s attorney-in-fact to transfer said shares on the books of the Company, with full power of substitution in the premises.

Date: ______________________, 2024

By:
Name:	Jonathan Spetner

Exhibit A-1(b)

Stock Power for First Closing - Agudath Israel of America

IRREVOCABLE STOCK POWER

Spetner Associates, Inc.

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Agudath Israel of America (“Seller”) hereby assigns, transfers, and convey to Reliance Global Group, Inc., a Florida corporation, all of Sellers’ right, title, and interest in and to fifteen (15) shares of common stock, $1.00 par value per share, of Spetner Associates, Inc., a Missouri corporation (the “Company”) and hereby irrevocably appoints the Chief Executive Officer, President and Secretary of the Company, and each of them, as Seller’s attorney-in-fact to transfer said shares on the books of the Company, with full power of substitution in the premises.

Date: ______________________, 2024

Agudath Israel of America

By:
Name:
Title:

Exhibit A-2

Stock Power for Second Closing – Jonathan Spetner

IRREVOCABLE STOCK POWER

Spetner Associates, Inc.

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Jonathan Spetner (“Seller”) hereby assigns, transfers, and conveys to Reliance Global Group, Inc., a Florida corporation, all of Sellers’ right, title, and interest in and to twenty (20) shares of common stock, $1.00 par value per share, of Spetner Associates, Inc., a Missouri corporation (the “Company”) and hereby irrevocably appoint the Chief Executive Officer, President and Secretary of the Company, and each of them, as Sellers’ attorney-in-fact to transfer said shares on the books of the Company, with full power of substitution in the premises.

Date: ______________________, 202___

By:
Name:	Jonathan Spetner

Exhibit B

Form of Promissory Note

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS NOTE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

Principal Amount: $[____________]	Issue Date: [_____________], 2024

Reliance Global Group, Inc.

Promissory Note

Holder: [___________________]

FOR VALUE RECEIVED, pursuant to the terms and conditions of this Promissory Note (this “Note”), Reliance Global Group, Inc., a Florida corporation (the “Company”), hereby promises to pay to the holder as set forth above (the “Holder”), on the third annual anniversary of the Issued Date as set forth above, or earlier as required pursuant to the terms herein (as applicable, the “Maturity Date”), the principal amount as set forth above (the “Principal Amount”), and to pay interest on the outstanding Principal Amount as set forth herein, in each case to the extent that this Note and the Principal Amount and any accrued interest hereunder (the “Indebtedness”) has not been earlier repaid prior to the Maturity Date. Interest shall commence accruing on the date hereof (the “Issue Date”), computed on the basis of a 365-day year and the actual number of days elapsed, and shall be payable as set forth herein. The Holder and the Company may be referred to herein individually as a “Party” and collectively as the “Parties”.

This Note is entered into pursuant to the Amended and Restated Stock Exchange Agreement by and between (i) Reliance Global Group, Inc.; (ii) Spetner Associates, Inc.; (iii) Jonathan Spetner and (iv) Agudath Israel of America, a New York corporation, dated as of September 6, 2024 (the “SEA”) and is subject to the terms and conditions therein. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the SEA.

This Note is not a certificate of deposit or similar obligation of, and is not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Holder Protection Corporation or any other governmental or private fund or entity.

The following terms shall apply to this Note:

Section 1. Interest; Late Fees; Prepayment.

(a) To the extent not earlier repaid, the Indebtedness shall be due and payable in full on the Maturity Date or such earlier date as set forth herein. No payments of the Indebtedness shall be required prior to the Maturity Date other than as specifically set forth herein.

(b) The Company may prepay all or any portion of the Indebtedness at any time without penalty.

(c) Interest on this Note and the outstanding Principal Amount shall accrue at the prime rate, as reported by the Money Rates Table of the Wall Street Journal (the “Prime Rate”), and shall initially be the Prime Rate as determined on the last Business Day prior to the Issue Date. On each 90 day anniversary of the Issue Date, the interest rate hereunder shall be adjusted to be the Prime Rate as of the last Business Date prior to such 90-day anniversary, and such adjusted interest rate shall thereafter apply to this Note and the outstanding Principal Amount until the next 90-day anniversary or earlier repayment of this Note as set forth herein. Interest shall accrue on this Note and the Principal Amount on a simple interest, non-compounded basis, and shall be added to the Principal Amount on the Maturity Date or such earlier date as the Indebtedness may be paid hereunder or may be due hereunder pursuant to the terms herein, at which time all Indebtedness shall be due and payable. In the event that any amount due hereunder is not paid as and when due, such amounts shall accrue interest at the Prime Rate, simple interest, non-compounding, until paid.

(d) Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 2. Events of Default.

(a)	The Holder may elect to declare an “Event of Default” if any of the following conditions or events shall occur and be continuing:

(i)	the Company fails to pay the then-outstanding principal amount and accrued interest on this Note on any date any such amounts become due and payable, and any such failure is not cured within ten Business Days of written notice thereof by Holder;

(ii)	the Company fails to comply in any material respect with any other covenant or agreement in this Note and any such failure is not cured within ten Business Days of written notice thereof by Holder;

(iii)	the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (ii) make a general assignment for the benefit of the Company’s creditors; or (iii) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute; or

(iv)	a proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (1) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, if in the United States, or 90 days, if outside of the United States; or an order for relief against the Company shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar Law of any jurisdiction.

(b) Consequences of Events of Default. If an Event of Default has occurred and is continuing (i) the Holder may, by notice to the Company, declare all or any portion of the then outstanding Indebtedness due and payable, and the Note shall thereupon become, immediately due and payable in cash and (ii) the Holder shall have the right to pursue any other remedies that the Holder may have under applicable Law.

Section 3. Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be given in accordance with the provisions of the SEA.

Section 4. Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of this Note, and of the ownership hereof reasonably satisfactory to the Company.

Section 5. Joint Determination. The Parties acknowledge and agree that any decision, determination or action of the Holder hereunder shall be taken jointly by Jonathan Spetner and Michelle Spetner, and the Company shall not take any action upon the direction of solely one of such persons.

Section 6. Governing Law, Etc.

(a) This Note, and any and all claims, proceedings or causes of action relating to this Note or arising from this Note or the Transactions, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural Laws of the State of Florida, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Florida.

(b) Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Note shall be brought exclusively in the federal courts of the United States with jurisdiction in Lakewood Township, New Jersey. By execution and delivery of this Note, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 7. Mediation. Any Disputes hereunder shall be resolved in accordance with the provisions of the SEA.

Section 8. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8. Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 9. Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Note or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 10. Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Note or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 11. Third Party Beneficiaries. This contract is strictly between the Parties, and except as specifically provided herein, no other Person and no director, officer, shareholder, member (other than the Sellers), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Note.

Section 12. Expenses. Other than as specifically set forth herein or in the SPA, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Transactions.

Section 13. Entire Agreement. This Note and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 14. Amendment; Waiver, Etc.

(a) This Note may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by each of the Parties.

(b) Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Note. No exercise of any right or remedy with respect to a breach of this Note shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 15. Arm’s Length Bargaining; No Presumption Against Drafter. This Note has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Note. This Note creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Note or any provision hereof shall be made based upon which Person might have drafted this Note or such provision.

Section 16. Headings. The headings contained in this Note are intended solely for convenience and shall not affect the rights of the Parties.

Section 17. No Assignment or Delegation. This Note shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Note, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Note or the transactions contemplated herein, or to pursue any claim for any breach or default of this Note, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 18. Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Note so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Note and the Transactions.

Section 19. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Note were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 20. Counterparts. This Note may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the Issue Date.

Reliance Global Group, Inc.

By:
Name:	Ezra Beyman
Title:	Chief Executive Officer

Agreed and accepted:

Holder: __________________________

By: ______________________________

Name: ______________________________

Title: ______________________________

 (if applicable)